UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

Portland, Oregon

April 14, 2009

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders at 9:00 a.m., Pacific Time, on May 21, 2009 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205.

Details of the business to be conducted at the meeting are provided in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on our operations and respond to your questions.

Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting. Please promptly sign, date, and return the enclosed proxy card in the postage-prepaid envelope. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Retention of the proxy is not necessary for admission to or identification at the meeting.

Very truly yours,

/s/ Emanuel N. Hilario
Emanuel N. Hilario, Corporate Secretary

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2009

To the Stockholders of McCormick & Schmick’s Seafood Restaurants, Inc.:

Our annual meeting will be held at 9:00 a.m., Pacific Daylight Time, on May 21, 2009 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205. Directions to The Governor Hotel are available on its Internet website at www.thegovernorhotel.com.

The purposes of the meeting are:

1.	To elect the eight directors named in the proxy statement;

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2009; and

3.	To act upon any other matter that properly comes before the meeting.

Only stockholders of record at the close of business on April 7, 2009, the record date, are entitled to vote at the meeting. A list of stockholders will be available for inspection by stockholders at our corporate headquarters commencing ten days before the date of the annual meeting.

Even if you plan to attend the meeting in person, please sign, date and return the enclosed proxy in the enclosed postage-prepaid envelope. You may attend the meeting in person even if you send in your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 21, 2009. The proxy statement and annual report to security holders are available on our website at www.mccormickandschmicks.com, Investor Relations, SEC Filings.

By Order of the Board of Directors

/s/ Emanuel N. Hilario
Emanuel N. Hilario, Corporate Secretary

Portland, Oregon

April 14, 2009

PROXY STATEMENT

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

SUMMARY OF PROCEDURES

How Proxies Will Be Solicited. The Board of Directors of McCormick & Schmick’s Seafood Restaurants, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held at 9:00 a.m., Pacific Daylight Time, on May 21, 2009 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the form of proxy and our 2008 Annual Report will be mailed to stockholders on or about April 17, 2009, at our cost. The proxy statement and Annual Report on Form 10-K are also available on our website at www.mccormickandschmicks.com , Investor Relations, SEC Filings and the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov . We will request fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of the Company’s stock, and we will reimburse these parties for their reasonable and customary charges for expenses of distribution. Proxies will be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, fax, e-mail or personal contact. No additional compensation will be paid for these services. In addition, we engaged Mackenzie Partners, Inc. to assist us, among other things, in the solicitation of votes. The estimated fee for Mackenzie Partners’ services is $17,500 plus reasonable out-of-pocket expenses.

Householding of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements for two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” may be more convenient for security holders and save costs for companies. A number of brokers with account holders who are Company stockholders will be householding our proxy materials. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or write to us at McCormick & Schmick’s Seafood Restaurants, Inc., Attention: Investor Relations, 720 SW Washington Street, Suite 550, Portland, Oregon 97205. If you now receive multiple copies of the proxy statement and would like to request householding of your communications, please contact your broker.

Who Can Vote. Only stockholders of record at the close of business on April 7, 2009 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournment of the meeting. At the close of business on the record date, there were issued and outstanding 14,841,182 shares of Common Stock, the only outstanding voting security of the Company. Each share of Common Stock issued and outstanding is entitled to one vote in each matter properly presented at the Annual Meeting. Holders of Common Stock do not have cumulative voting rights.

How You Can Vote. Mark your proxy, sign and date it, and return it in the enclosed postage-paid envelope. To ensure your vote is counted, we must receive your proxy before or at the annual meeting. All of your shares that have been properly voted will be voted at the annual meeting in accordance with your instructions unless you earlier revoke your proxy. If you sign your proxy card but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy and Change Your Vote. You can revoke your proxy at any time before it is voted at the annual meeting by:

•	Sending written notice of revocation with a later date than the date of the proxy to the Secretary;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

•

Attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Any written notice revoking a proxy should be sent to McCormick & Schmick’s Seafood Restaurants, Inc., Attention: Emanuel N. Hilario, 720 SW Washington Street, Suite 550, Portland, Oregon 97205, or hand delivered to Mr. Hilario at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 7, 2009 the beneficial ownership of our Common Stock by:

•	each person who beneficially owns more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o McCormick & Schmick’s Seafood Restaurants, Inc., 720 SW Washington Street, Suite 550, Portland, Oregon 97205.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, a person named in the table below has sole voting and investment power for all shares of Common Stock shown as beneficially owned by that person.

	Shares Beneficially Owned(1)
Name	Number	Percentage of Shares
FMR LLC(2) 82 Devonshire Street Boston, MA 02109	2,223,642	15.0%
Fred Alger Management, Inc.(3) 111 Fifth Avenue New York, NY 10003	2,002,090	13.5%
Wellington Management Company(4) 75 State Street Boston, MA 02109	1,786,092	12.0%
Massachusetts Financial Services Company(5) 500 Boylston Street Boston, MA 02116	1,730,950	11.7%
Tilman J. Fertitta(6) 15010 West Loop South Houston, TX 77027	1,326,033	8.9%
Douglas L. Schmick(7)	131,252	*
William T. Freeman	—	*
Emanuel N. Hilario(8)	18,933	*
Michael B. Liedberg(9)	14,663	*
Jeffrey H. Skeele(10)	15,965	*
Martin P. Gardner(11)	4,913	*
Elliott H. Jurgensen, Jr(12)	3,153	*
Jeffrey D. Klein(12)(13)	6,540	*
J. Rice Edmonds(12)	8,653	*
James D. Parish(12)	18,408	*
David B. Pittaway(12)	17,126	*
Directors and Executive Officers as a group (11 persons)(14)	239,606	1.6%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our Common Stock.
(1)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our Common Stock within 60 days following April 7, 2009, we treat the shares of Common Stock underlying those securities as owned by that stockholder and as outstanding shares when we calculate the stockholder’s percentage ownership of our Common Stock. We do not consider those shares to be outstanding when we calculate the percentage ownership of any other stockholder.
(2)	Information is based on amendment No. 3 to Schedule 13G filed with the SEC on February 17, 2009. The filing indicates that FMR LLC has neither sole nor shared voting power.
(3)	Information is based on amendment No. 1 to Schedule 13G filed February 17, 2009.
(4)	Information is based on amendment No. 1 to Schedule 13G filed February 17, 2009.
(5)	Information is based on amendment No. 2 to Schedule 13G filed January 30, 2009.
(6)	Information is based on a Schedule 13D filed March 12, 2009.
(7)	Includes 80,000 shares subject to options exercisable within 60 days of April 7, 2009, 5,000 shares of restricted stock remaining under an award that vests annually over a three-year period that began May 23, 2006 and 8,027 shares of restricted stock remaining under an award that vests annually over a three-year period that began March 19, 2008.
(8)	Includes 4,166 shares of restricted stock remaining under an award that vests annually over a three-year period that began May 23, 2006 and 5,733 shares of restricted stock remaining under an award that vests annually over a three-year period that began March 19, 2008.
(9)	Includes 10,000 shares subject to options exercisable within 60 days of April 7, 2009, 1,666 shares of restricted stock remaining under an award that vests annually over a three-year period that began May 23, 2006 and 2,293 shares of restricted stock that vests annually over a three-year period that began March 19, 2008.
(10)	Includes 1,666 shares of restricted stock remaining under an award that vests annually over a three-year period that began May 23, 2006 and 2,064 shares of restricted stock that vest annually over a three-year period that began March 19, 2008.
(11)	Includes 1,166 shares of restricted stock remaining under an award that vests annually over a three-year period that began May 23, 2006 and 1,720 shares of restricted stock that vest annually over a three-year period that began March 19, 2008.
(12)	Includes 3,153 shares of restricted stock that vested April 11, 2009.
(13)	All shares are held in revocable trusts for each of Mr. Klein and his wife. Mr. Klein is a co-trustee of each trust.
(14)	Includes 90,000 shares subject to options exercisable within 60 days of April 7, 2009, 13,664 shares of restricted stock remaining under an award that vests annually over a three-year period that began May 23, 2006, 19,837 shares of restricted stock that vest annually over a three-year period that began March 19, 2008, and 15,765 shares of restricted stock that vested April 11, 2009.

CORPORATE GOVERNANCE

Director Independence and Corporate Governance. Our Board of Directors has determined that Messrs. Edmonds, Jurgensen, Klein, Parish and Pittaway are independent under The NASDAQ Global Market listing standards and, accordingly, that a majority of our Board of Directors is independent. Each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under those standards and, with respect to Audit Committee members, the independence standards adopted by the SEC.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Vice President of Finance and Controller, and our directors and all other officers and employees. The Code of Business Conduct and Ethics is available on our website at www.mccormickandschmicks.com, Investor Relations, Corporate Governance.

Communications with Board. Any stockholder who wishes to communicate with the Board of Directors, or to specific directors, may do so by writing to the Board of Directors or to the specific directors, c/o Corporate Secretary, 720 SW Washington Street, Suite 550, Portland, Oregon 97205. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the directors to whom it is addressed.

Communications regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with procedures described under “Director Nomination Policy” below.

Board and Committee Meetings. The Board of Directors met eleven times in 2008. Each director attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he served in 2008 during the period in which he served. We encourage directors to attend the annual meeting of stockholders.

Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operate under written charters that are available for review on our website at www.mccormickandschmicks.com, Investor Relations, Corporate Governance. The membership of each committee, its principal functions, and the number of times it met in 2008, is described below.

Audit Committee. The Audit Committee is composed of Messrs. Edmonds, Jurgensen and Parish. The Board of Directors has determined that each member of the Audit Committee meets applicable financial literacy requirements and that Mr. Jurgensen, the Audit Committee chair, is an “audit committee financial expert” as defined in regulations adopted by the SEC. A description of the functions performed by the Audit Committee is set forth below in “Report of the Audit Committee.” The Audit Committee met eight times in 2008.

Compensation Committee. The Compensation Committee is composed of Messrs. Jurgensen, Klein and Pittaway. The Compensation Committee determines compensation for our executive officers and administers our 2004 Stock Incentive Plan. A description of the functions performed by the Compensation Committee and other information about the Committee is set forth below under “Compensation Discussion and Analysis.” The Compensation Committee met one time in 2008.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Edmonds, Klein, Parish and Pittaway. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become board members, and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by stockholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The

Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The Nominating and Corporate Governance Committee met eight times in 2008.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is composed of Messrs. Jurgensen, Klein and Pittaway. No Compensation Committee member had any relationship requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers served as a director or compensation committee member of an entity that employs any of our directors.

Director Nomination Policy. Stockholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee c/o Corporate Secretary, McCormick & Schmick’s Seafood Restaurants, Inc., 720 SW Washington Street, Suite 550, Portland, Oregon 97205. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include the following information:

Information concerning the recommending stockholder.

•	The name, address and telephone number of the recommending stockholder;

•

The number of shares owned by the recommending stockholder and the period of time for which they have been held (which must be at least one year) and, if the recommending stockholder is not the stockholder of record, a statement from the record holder of the shares verifying this information; and

•	A statement of the recommending stockholder’s intention to continue to hold the shares through the date of the next annual stockholder meeting.

Information concerning the proposed nominee.

•

The information required by Item 401 of SEC Regulation S-K (name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	The information required by Item 403 of SEC Regulation S-K (proposed nominee’s ownership of securities of the Company);

•

The information required by Item 404 of SEC Regulation S-K (transactions between the Company and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with the Company);

•	Whether the individual can read and understand financial statements; and

•

Whether the individual, if elected, intends to tender, promptly following election, an irrevocable resignation effective upon failure to receive the required vote for re-election at the next annual meeting of stockholders and upon the acceptance of the resignation by the Board in accordance with our policy on director elections.

The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the stockholders. Recommendations received by January 9, 2010 will be considered for nomination by the Nominating and Corporate Governance committee at the 2010 Annual Meeting of Stockholders. For information on direct stockholder nominations at the Annual Meeting, see “Stockholder Nominations for Director” below.

Following the identification of the director candidates, the Nominating and Corporate Governance Committee will meet to discuss and consider each candidate’s qualifications and will determine by majority vote the candidate(s) whom the Nominating and Corporate Governance Committee believes would best serve the Company. In evaluating director candidates, the Nominating and Corporate Governance Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes candidates for director should have certain minimum qualifications, including high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and sound business judgment. The Board will nominate only candidates who agree to tender, promptly following election to the Board, an irrevocable resignation effective upon failure to receive the required vote for re-election at the next annual meeting of stockholders and upon the acceptance of the resignation by the Board in accordance with our policy on director elections. See “Proposal 1: Election of Directors – Majority Voting for Directors.”

In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under The NASDAQ Global Market listing standards. The Committee also believes key members of the Company’s management should participate as members of the Board.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We lease the premises occupied by our Jake’s Famous Crawfish restaurant in Portland, Oregon under a lease dated October 13, 1994 with BOIN Properties, LLC, of which William P. McCormick, our chairman emeritus is a member and manager (the “Restaurant Lease”). Under the Restaurant Lease, we pay base rent of $17,500 per month plus an additional amount equal to the difference between six percent of the annual gross sales of Jake’s Famous Crawfish and the annual base rent. We also pay 60% of assessed taxes under the terms of the Restaurant Lease. On November 23, 2005, we exercised renewal options to extend the term of the Restaurant Lease with BOIN Properties, LLC, through October 12, 2019, and amended the Restaurant Lease to provide that base rent during the extension period is equal to the existing base rent and to grant the Company two additional five-year renewal options. We believe the terms of the Restaurant Lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

We lease the premises occupied by McCormick & Schmick’s Harborside at the Marina in Portland, Oregon under a lease dated February 14, 1985, as amended, with Harborside Partners, LLC, the members of which include William P. McCormick and Douglas L. Schmick, a director and our Chairman and former Chief Executive Officer (the “Harborside Lease”). The Harborside Lease expires on December 31, 2023 and may be renewed for three additional five-year periods. Under the Harborside Lease, we pay base rent of $21,827 per month plus the additional amount by which five percent of restaurant gross sales in the month exceed $21,827. We also pay a proportional share of taxes, insurance, maintenance and other costs. We believe the terms of the Harborside Lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

We lease kitchen and storage space in the premises occupied by Jake’s Famous Crawfish in Portland, Oregon under a lease dated June 18, 2004 (the “Kitchen Lease”) with DLS Investments, LLC, which is owned by Douglas L. Schmick, and his spouse. We pay an aggregate base rent of $10,080 per month plus our utilities and a pro rata share of taxes, assessments and insurance. In addition, the Kitchen Lease provides for base rent escalations every three years. On November 23, 2005, we exercised renewal options to extend the term of the Kitchen Lease through October 12, 2019, with base rent to be adjusted as provided in the Kitchen Lease, and amended the Kitchen Lease to grant the Company two additional five-year renewal options and to assign the Kitchen Lease to BOIN Properties, LLC, if the Company defaults on the Restaurant Lease. We believe the terms of the Kitchen Lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish us with copies of all section 16(a) reports they file. Based solely on a review of reports we have received and on written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all section 16(a) transactions were reported timely.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements in the 2008 Annual Report;

•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under generally accepted auditing standards and Statement on Auditing Standards No. 114 (Communication with Audit Committees), which superseded Statement on Auditing Standards No. 61;

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP its independence;

•

Reviewed the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services, and discussed whether PricewaterhouseCoopers LLP’s provision of non-audit services was compatible with maintaining their independence; and

•

Established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee.

Fees Paid to Independent Registered Public Accounting Firm. The following table summarizes the aggregate fees billed to the Company by PricewaterhouseCoopers LLP.

	2007	2008
Audit fees(1)	$511,464	$449,500
Audit-related fees(2)	20,000	28,750
Tax fees(3)	168,692	168,555
All other fees(4)	1,500	1,500

Total	$701,656	$648,305

(1)	Fees for audit services billed in 2007 and 2008 consisted of:

•	Audit of the Company’s annual financial statements;

•

Audit of the effectiveness of the Company’s internal control over financial reporting, as well as an audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting;

•	Reviews of the Company’s quarterly financial statements; and

•	Statutory and regulatory audits, consents and other services related to SEC matters.

(2)	Fees for audit-related services billed in 2007 and 2008 consisted of employee benefit plan audits;

(3)	Fees for tax services billed in 2007 and 2008 consisted of:

•	Tax compliance and tax planning services;

•	Federal, state and local income tax return assistance;

•	Sales and use, property and other tax return assistance; and

•	Assistance with tax audits and appeals.

(4)	All other fees billed in 2007 and 2008 consisted of fees paid for the Company’ subscription to Comperio, a PricewaterhouseCoopers accounting and SEC regulations research tool.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined the services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and Company management to determine if they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the American Institute of Certified Public Accountants.

Pre-Approval Policy. All of the services performed by PricewaterhouseCoopers LLP in 2008 were pre-approved by the Audit Committee. On June 16, 2004, the Audit Committee adopted a pre-approval policy and procedures describing the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. The policy requires that, before the beginning of each fiscal year following adoption of the policy, a description of the services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 27, 2008 be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Elliott H. Jurgensen, Jr. – Chairman

J. Rice Edmonds

James R. Parish

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors consists of eight members. Proxies received from stockholders, unless directed otherwise, will be voted FOR election of the following nominees. Each of the following nominees is a current director.

•	William T. Freeman

•	Douglas L. Schmick

•	Emanuel N. Hilario

•	J. Rice Edmonds

•	Elliott H. Jurgensen, Jr.

•	Jeffrey D. Klein

•	James R. Parish

•	David B. Pittaway

If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes.

William T. Freeman (age 49) joined McCormick and Schmick’s as the chief executive officer on January 12, 2009, and was elected a director on January 27, 2009. Mr. Freeman has more than 20 years of experience in the restaurant and entertainment industries, most recently as the founder, president and chief executive officer of B&B Restaurant Ventures, LLC, which operated Fox Sports Grill, where he was responsible for the creation, development, operation and growth of the concept from inception. The Fox Sports Grill restaurants were sold in a prepackaged Chapter 11 bankruptcy filed in July 2008 by B&B Restaurant Ventures. Mr. Freeman has also held senior management positions with Robert Redford’s Sundance Entertainment, where he was responsible for all operating divisions including the Sundance Channel, Sundance Resort and the development of the Sundance Film Centers; and Disney Regional Entertainment, where he developed, operated and grew the ESPN brand on a national basis through the development of retail, restaurant and live production venues. Mr. Freeman received his Bachelor of Science in accounting from Furman University and began his career as a certified public accountant at Ernst & Whinney.

Douglas L. Schmick (age 61) co-founded McCormick & Schmick’s in 1972 and was appointed chief executive officer in February 2007 and chairman of the board of directors in 2004. From 1997 through January 2007 he served as president and from 1997 through 1999 he also served as chief executive officer, and he served as secretary, treasurer, and chief executive officer from 1974 through 1997. Mr. Schmick has served on the board of directors since August 22, 2001. Mr. Schmick received his Bachelor of Science degree from the University of Idaho. On November 13, 2008, it was announced Mr. Schmick would resign as chief executive officer in January 2009. Mr. Schmick remains chairman of the board.

Emanuel (Manny) N. Hilario (age 41) joined McCormick & Schmick’s in April 2004 as chief financial officer. For the four years before joining us, Mr. Hilario was with Angelo and Maxie’s, Inc. (formerly Chart House Enterprises, Inc.) most recently as chief financial officer. From December 1997 until April 2000, Mr. Hilario was with ACCO North America, a then wholly owned subsidiary of Fortune Brands, where he held various positions. Previously, he spent nine years with McDonald’s Corporation. Mr. Hilario received his Bachelor of Science and Commerce degree in accounting from Santa Clara University and is a certified public accountant.

J. Rice Edmonds (age 38) has been a director of the Company since June 2002. Mr. Edmonds is currently a Managing Director of Edmonds Capital, LLC, a private equity firm that he founded in October 2008. From 1996 to 2008, Mr. Edmonds was at Bruckmann, Rosser, Sherrill & Co., Inc., most recently as a Managing Director. Mr. Edmonds serves on the boards of directors of Town Sports International, Inc. and several private companies. Mr. Edmonds received his Bachelor of Science degree from the University of Virginia McIntire School of Commerce and earned an MBA from the Wharton School at the University of Pennsylvania.

Elliott H. Jurgensen, Jr. (age 64) has been a director of the Company since June 2004. Mr. Jurgensen retired from KPMG LLP in 2003 after 32 years, including 23 years as a partner. At KPMG, he held a number of leadership roles, including: National Partner in Charge of KPMG’s Hospitality Industry Practice from 1981 to 1993, Managing Partner of the Bellevue, Washington office from 1982 to 1991, and Managing Partner of the Seattle, Washington office from 1993 to 2002. He has served as President of Three Mates LLC, a family retail business since February 2001 and he is also a director of Isilon Systems, Inc., Varolii Corporation and BSquare Corporation. Mr. Jurgensen has a Bachelor of Science degree in accounting from San Jose State University and is a certified public accountant.

Jeffrey D. Klein (age 50) has been a director of the Company since October 2006. Mr. Klein is a Managing Director of Equity Group Investments, LLC, a private investment company, which he joined in 1996, and serves on a number of private boards of portfolio companies. Before joining Equity Group Investments, LLC, Mr. Klein headed the Chicago-based loan structuring and syndication unit of Citicorp Securities, Inc. where he underwrote and arranged bank debt for investment and non-investment-grade borrowers. Mr. Klein has a B.A. in finance from Georgetown University.

James R. Parish (age 62) has been a director of the Company since October 2006. Mr. Parish is the owner and principal in Parish Partners, Inc., an investment advisory and consulting firm specializing in the foodservice industry. Mr. Parish is a member of the board of directors of Bertucci’s Corporation, as well as several other privately-held restaurant companies. Before forming Parish Partners in 1991, Mr. Parish was Executive Vice President and Chief Financial Officer, and a member of the executive committee and board, of Chili’s, Inc., the predecessor of Brinker International, a publicly traded company. Mr. Parish received a Bachelor of Science degree in journalism and an MBA from Drake University.

David B. Pittaway (age 57) has been a director of the Company since June 2002. Since 1998, Mr. Pittaway has been senior managing director of Castle Harlan, Inc. and since 1986, he has been Vice President and Secretary of Branford Castle, Inc., an investment company. Mr. Pittaway also serves on the boards of directors of Morton’s Restaurant Group, Inc., PMC Holdings, Inc., Bravo Restaurant Group, BKH Acquisition Corp., and The Dystrophic Epidermolysis Bullosa Research Association of America, Inc. and is a director and co-founder of the Armed Forces Reserve Family Assistance Fund. Mr. Pittaway received a Bachelor of Arts degree from University of Kansas, a JD from Harvard Law School and a MBA from Harvard Business School.

Majority Voting for Directors

Our bylaws provide for majority voting for uncontested director elections. If a quorum of stockholders is present at the meeting, a director will be elected if the number of votes cast for the director exceeds the number of votes cast against the director. Under Delaware law, an incumbent director who fails to receive a majority vote continues to serve on the Board until a successor is elected and qualified; however, each of our directors has submitted an irrevocable resignation effective upon (1) failure to receive more votes for the director than against and (2) Board acceptance of the resignation. Our Corporate Governance Guidelines contain additional provisions to implement our majority voting provisions. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but will not affect the results of the vote. If any nominee for director at the annual meeting becomes unavailable for election for any reason, the proxy holders have discretionary authority to vote pursuant to the proxy for a substitute.

Recommendation by the Board of Directors

The Board of Directors recommends that stockholders vote FOR election of the nominees named in this proxy statement.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the 2009 fiscal year, subject to ratification of the selection by our stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they so choose.

If a quorum of stockholders is present at the meeting, the proposal will be approved if the votes for ratification exceed the votes against ratification. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

Recommendation by the Board of Directors

The Board of Directors recommends that shareholders vote FOR ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the 2009 fiscal year.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our executive compensation program is designed to:

•	Reward performance.

•	Motivate executives to maximize stockholder returns by achieving both short-term and long-term financial and strategic goals and objectives.

•	Attract and retain key executive officers in a highly competitive marketplace.

We link executive compensation directly to the financial performance of the company as well as to each executive’s individual contribution. In determining competitive compensation levels, our Compensation Committee analyzes base salaries and incentive compensation for executive officers at comparable companies. The Compensation Committee has placed increased emphasis on aligning compensation with company performance by making a substantial portion of compensation payable as a bonus that is “at risk,” which offers increased rewards for strong company and individual performance and reduced returns if performance goals are not met.

The Compensation Committee and the Compensation Process

The Compensation Committee reviews executive compensation and performance annually and determines base pay, target bonus levels and equity awards for our top executives, which in 2008 included our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Operations. The Compensation Committee considers specific recommendations regarding compensation for other executives from the Chief Executive Officer and the Chief Financial Officer, and reviews the Chief Executive Officer and Chief Financial Officer’s annual assessment of other executives’ performance. The Chief Executive Officer and Chief Financial Officer recommendations typically include a discussion of the executive’s role and responsibilities, past performance and expected future contributions, the executive’s expectations and competitive and market considerations.

In 2008, the Compensation Committee retained Mercer Human Resource Consulting to advise it on compensation matters. Mercer provided the Compensation Committee with an assessment of market pay levels for the Chief Executive Officer, Chief Financial Officer and the Executive Vice President of Operations in a peer group of 14 restaurant companies with business models similar to ours and with revenues between approximately $100 million and $1.0 billion. Mercer, along with input from the Compensation Committee, assessed the peer group of 14 restaurant companies it had selected in 2007 using comparable sales levels and public market capitalization and participation in the mid and upper scale casual dining segments, and determined to use the same comparable companies in assessing 2008 compensation. These companies were O’Charley’s Inc.; PF Changs China Bistro Inc.; Red Robin Gourmet Burgers; Texas Roadhouse Inc.; California Pizza Kitchen Inc.; Luby’s Inc.; Mortons Restaurant Group; Benihana Inc.; Buca Inc.; Ruth’s Chris Steak House; Max & Ermas Restaurants; J. Alexander’s Corp.; Cosi Inc.; and Ark Restaurants Corp.

For each executive position, Mercer analyzed each category of base pay, target bonus, total cash compensation, long-term incentives and total compensation compared to peer group averages in the 25th, 50 th and 75 th percentile after adjusting 2007 data by 3.7%, the projected annual increase for executives in the restaurant industry in 2008. Mr. Liedberg’s compensation was compared to the average third highest paid executive in the peer group.

The Compensation Committee reviews the outside compensation consultant’s analyses and recommendations in determining overall compensation, but it does not target a specific percentile of comparable industry compensation levels.

Elements of Compensation

The executive compensation program for our Chief Executive Officer, Chief Financial Officer, Executive Vice President of Operations and our other two highest paid executive officers, whom we refer to as “named executive officers” or “NEOs,” and other key employees consists of base salary and may include incentive cash bonuses and long-term incentives, including stock option grants and restricted stock. The compensation elements are determined based on an executive’s position and responsibilities, and a substantial portion of total compensation depends on individual and company performance.

Base Salary Compensation

Base salary is used to compensate an executive officer for position and level of responsibility. Base salaries for NEOs are reviewed annually, and any salary increases are based on the level of responsibility of the particular position, individual performance, competitive data and overall company performance. For the salaries of the Chief Executive Officer and the Chief Financial Officer, the Compensation Committee evaluates performance and makes recommendations to the independent directors for their approval based on the evaluation.

At the beginning of 2008, Mr. Schmick’s base salary was $400,000, Mr. Hilario’s base salary was $300,000 and Mr. Liedberg’s base salary was $184,000. The Compensation Committee increased Mr. Schmick’s base salary to $420,000, Mr. Hilario’s base salary to $312,000 and Mr. Liedberg’s base salary to $212,000. The Committee considered these typical market increases sufficient for these executives to maintain their current market positions compared to the peer group.

Annual Incentive Compensation

Our NEOs and approximately 40 other key employees have the opportunity to earn cash incentive awards based on an annual executive incentive compensation plan. Our Compensation Committee establishes performance goals each year, typically by March, which include financial performance goals, such as earnings per share, revenues, or other benchmarks, and non-financial goals. Cash bonuses for individuals are determined by the extent to which we attain established goals and by an assessment of each individual’s performance during the year.

The Compensation Committee has discretion to increase or decrease compensation payouts based on our achievement of performance goals. An employee may receive no bonus for the year if less than a predetermined percentage of our performance goal is met or if his or her performance does not meet the Compensation Committee’s or management’s expectations. Although we establish performance goals and target bonuses in the first quarter of the year to satisfy the requirements of Section 162(m) of the Internal Revenue Code, the Compensation Committee may exercise discretion by reducing or increasing bonuses. For example, if company performance would result in a maximum bonus but individual performance does not meet expected standards, the Compensation Committee could reduce the bonus amount in its discretion.

Compared to our peers, we generally seek to provide a higher proportion of total executive compensation in the form of a performance-based bonus, and the Compensation Committee reviews benchmarking bonus data provided by our compensation consultant and considers how bonus potential and base salary work in conjunction together. In 2008 Douglas Schmick was eligible for a bonus equal to 75% of his base salary and Emanuel Hilario was eligible for a bonus equal to 50% of his base salary. The Compensation Committee delegated authority to Mr. Schmick to allocate $100,000 of potential bonus between Michael Liedberg and Jeffrey Skeele, and an additional $20,000 based on exceptional performance. The total potential bonus for Mr. Liedberg and Mr. Skeele of $120,000 equates to a bonus of approximately 34% of these individual’s combined 2008 annual salaries. Other individuals were eligible for varying bonus amounts. The performance goals in 2008 were based on financial goals (80% of bonus), with a focus on earnings per share growth and revenues, and non-financial goals (20% of bonus), including customer service and employee retention goals.

The financial performance standards under our 2008 Executive Incentive Compensation Plan were as follows:

•	Achieving a budgeted level of earnings per share of $0.74;

•	Achieving a budgeted level of comparable restaurant sales of negative 2.2% (on a 52-week basis);

•	Meeting the capital budget numbers; and

•	Opening new restaurants within budget and on time.

Non-financial goals included achieving at least an 85% average score on Secret Shopper reports and a retention level of at least 80% for key restaurant personnel.

Based on its assessment of the company’s performance in 2008, our Compensation Committee determined not to pay the portion of incentive compensation based on the financial goals and to defer a determination to pay any portion of the incentive compensation based on non-financial goals, which were met in 2008. No amounts are included for 2008 in our summary compensation table under “Non-equity Incentive Plan Compensation.”

Long-term Incentives

Our long-term incentives are designed to align executive officer equity-based rewards with our financial performance and increases in our stock price over a multiple-year period. To achieve this objective, we provide NEOs long-term incentive award opportunities in the form of stock option and restricted stock grants. Option and restricted stock grants provide executives with the opportunity to buy and maintain equity interests in the company and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with us and promote stockholder returns. We tie the number of shares of restricted stock granted to eligible employees based on achieving earnings per share targets. We granted stock options to our NEOs and other employees in connection with our initial public offering in 2004, and we granted restricted stock to some executives and key employees, including NEOs, in 2006 and in 2008 as long-term incentive compensation. All option grants to NEOs had an exercise price equal to the fair market value of the shares at the date of grant. The options granted in 2004 expire ten years after the option was granted and became exercisable over three years. The options only have value to the recipients if the price of the stock appreciates after the options are granted. Each of the restricted stock grants in 2006 and 2008 vests over three years, and unvested restricted stock is subject to forfeiture if the NEO leaves the company.

Equity Granting Processes

Our Compensation Committee approves all equity grants to executive officers, and delegates limited authority to our Chief Executive Officer and Chief Financial Officer to make grants to new employees and to retain and motivate employees associated with new restaurant development. We do not have a practice of making annual equity awards. We granted stock options in connection with our initial public offering and we granted restricted stock to some executives, including our NEOs, in 2006 and in 2008. Typically, we grant stock options to significant employees when they are hired. The exercise price of the grants is the fair market value at the grant date and the number of shares underlying options varies based on the duties and responsibilities of the executive or employee.

Other Benefits

Benefits that are offered to NEOs and certain key employees include a monthly car allowance and participation in health and other benefit programs that are available to employees generally. We do not provide pension benefits or deferred compensation to our NEOs, and they are not eligible to participate in our 401(k) plan.

Severance and Change of Control Agreements

Each of Douglas L. Schmick, our former Chief Executive Officer, and Emanuel N. Hilario, our Chief Financial Officer, has an executive severance agreement with us that provides severance benefits contingent on our receiving a release of claims from him. The benefits are described below under “SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS.”

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. In the past, we have not paid compensation that has exceeded this limit. To date, we have only granted stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and restricted stock grants. We receive no tax deduction for the “option spread” compensation (the excess of the market value of shares over the exercise price of the option) on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying specified holding periods. Under IRS regulations, compensation that meets specified performance-based requirements will not be subject to the $1,000,000 cap on deductibility. If non-deductibility of executive compensation, including equity-based compensation, becomes material to the Company’s U.S. tax position, the Company will consider policies and strategies to achieve full deductibility.

Significant Changes in Compensation in 2009

We did not increase the annual compensation of any NEOs for 2009, and there were not significant changes in the performance criteria under our non-equity incentive plan in 2009 with the exception that no bonuses would be paid if we default on any credit facility covenants or if at least 90% of targeted earnings per share is not attained for 2009.

In connection with Douglas L. Schmick’s resignation as Chief Executive Officer, his annual salary was reduced to $100,000 and he received a one-time $25,000 payment for work in connection with the transition of responsibilities to William T. Freeman, our new Chief Executive Officer.

As Chief Executive Officer, Mr. Freeman’s annual base salary is $450,000 and his target cash bonus for the 2009 fiscal year is 50% of his base salary. Mr. Freeman’s cash bonus for the 2009 fiscal year is guaranteed to be at least 50% of his target cash bonus, or $112,500. Mr. Freeman was granted an option under our 2004 Stock Incentive Plan to purchase 250,000 shares of common stock of the Company at a per share price equal to the closing price on January 12, 2009, the first day of his employment with the company and the date of the grant. Mr. Freeman has an Executive Severance and Non-Competition Agreement with us. The agreement provides the following benefits, contingent on our receiving a release of claims from him:

•

If employment is involuntarily terminated, including due to death or disability, other than for “cause,” which is the willful and continued failure to perform assigned duties or the willful engagement in illegal conduct that materially injures the company, Mr. Freeman would receive severance equal to (1) one-year’s base salary, plus (2) the average of his bonuses for the two prior completed fiscal years, plus (3) a lump sum payment of an amount estimated to be sufficient to continue health insurance coverage for six months under COBRA continuation laws.

•

If the company experiences a change of control and employment is terminated other than for “cause,” or if Mr. Freeman resigns because he is required to move, the company’s successor does not agree to be bound by the agreement, or Mr. Freeman’s duties, pay or total benefits are reduced, he would receive the benefits described above and, in addition, (1) all of his options to purchase common stock would become immediately exercisable, and (2) he would receive an additional amount in cash necessary to pay any tax owed by him in connection with the severance payments.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

David B. Pittaway – Chairman

Elliott H. Jurgensen, Jr.

Jeffrey D. Klein

SUMMARY COMPENSATION TABLE

The following table summarizes compensation information for our NEOs.

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)		All other compensation ($)		Total ($)
Douglas L. Schmick,	2008	$415,385	—	$142,609	$—	$—	(5)	$16,551	(6)	$574,545
Chief Executive Officer(4)	2007	379,808	—	115,145	99,729	60,000		13,521	(6)	668,203
	2006	266,346	—	70,210	77,101	137,500		18,320	(6)	569,477
Emanuel N. Hilario,	2008	309,231	—	115,609	—	—	(5)	12,000	(7)	436,840
Chief Financial Officer	2007	287,308	—	95,954	62,330	30,000		—		475,592
	2006	242,692	—	58,524	48,190	61,250		—		410,656
Michael B. Liedberg,	2008	203,920	—	46,244	—	—	(5)	10,846	(7)	261,010
Executive Vice President of Operations	2007	183,773	—	38,382	37,398	10,000		—		269,553
	2006	124,231	—	23,419	28,915	36,985		—		213,550
Jeffrey H. Skeele,	2008	173,831	—	45,468	—	—	(5)	—		219,299
Senior Vice President of Operations	2007	147,339	—	38,382	37,398	6,000		—		229,119
	2006	139,231	—	23,419	28,915	30,000		—		221,565
Martin P. Gardner,	2008	154,404	—	32,758	—	—	(5)	—		187,162
Vice President of	2007	149,408	—	26,867	—	6,000		—		182,275
Finance & Corporate Controller	2006	$119,249	—	$16,389	$—	$24,000		$—		$159,638

(1)	Salary paid in each year reflects some payments made at the prior year’s annual salary level.
(2)	The assumptions used in determining this value under SFAS 123R are disclosed in Note 2 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 27, 2008, except that estimates of forfeitures is disregarded. Restricted stock awards were made on May 23, 2006 and March 19, 2008. Each award vests annually over a three year period.
(3)	All of the non-equity incentive plan compensation is paid in cash.
(4)	Mr. Schmick resigned from the office of Chief Executive Officer, and William T. Freeman was appointed Chief Executive Officer, on January 12, 2009. Mr. Schmick remains the Chairman of the Board of the Company.
(5)	Amount, if any, has not yet been determined.
(6)	Amounts include car allowances for 2008, 2007 and 2006 of $16,551, $13,521 and $15,655, respectively, as well as, in 2006, $2,665 for personal travel costs.
(7)	Car allowance.

2008 GRANTS OF PLAN-BASED AWARDS

The following table summarizes information regarding awards of cash incentive compensation, stock options and restricted stock for our NEOs in 2008.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards Target ($)(2)	All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock awards (3)
Douglas L. Schmick,	3/19/2008	$311,250	12,040	$140,988
Chief Executive Officer(1)

Emanuel N. Hilario,	3/19/2008	$156,000	8,600	$100,706
Chief Financial Officer

Michael B. Liedberg,	3/19/2008	$60,000	3,440	$40,282
Executive Vice President of Operations

Jeffrey H. Skeele,	3/19/2008	$40,000	3,096	$36,254
Senior Vice President of Operations

Martin P. Gardner,	3/19/2008	$30,000	2,580	$30,212
Vice President of Finance & Corporate Controller

(1)	Mr. Schmick resigned from the office of Chief Executive Officer and William T. Freeman was appointed Chief Executive Officer, on January 12, 2009. Mr. Schmick remains the Chairman of the Board of the Company.
(2)	The company’s non-equity incentive plan provides for a single estimated payout based on accomplishing all the performance measures. Financial performance comprises 80% of the target bonus and the remaining non-financial performance comprises 20% of the target bonus. The company will pay no bonus based on 2008 financial performance measures. The company has deferred the decision regarding any payments to NEO’s for non-financial performance measures in 2008. The table below specifies potential payments based on achieving the non-financial performance goals for 2008. A description on the non-equity incentive plan is included in Compensation Disclosure and Analysis – Annual Incentive Compensation.

Name	Potential Payout for Non-Financial Targets ($)
Douglas L. Schmick,	$62,250
Chief Executive Officer

Emanuel N. Hilario,	$31,200
Chief Financial Officer

Michael B. Liedberg,	$12,000
Executive Vice President of Operations

Jeffrey H. Skeele,	$4,000
Senior Vice President of Operations

Martin P. Gardner,	$6,000
Vice President of Finance & Corporate Controller

(3)	The grant date fair value of awards of restricted stock in 2008 of $11.71 was calculated in accordance with FAS123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes information regarding the number of shares underlying options and the number and value of unvested restricted stock outstanding at December 27, 2008 held by our NEOs.

Name	Option awards				Stock awards
	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)
Douglas L. Schmick,	80,000	—	$12.00	07/17/2014	17,040	$70,886
Chief Executive Officer(1)

Emanuel N. Hilario,	—	—	—	—	12,766	$53,107
Chief Financial Officer

Michael B. Liedberg,	10,000	—	$12.00	07/17/2014	5,106	$21,241
Executive Vice President of Operations

Jeffrey H. Skeele,	—	—	—	—	4,762	$19,810
Senior Vice President of Operations

Martin P. Gardner,	—	—	—	—	3,746	$15,583
Vice President of Finance & Corporate Controller

(1)	Mr. Schmick resigned from the office of Chief Executive Officer and William T. Freeman was appointed Chief Executive Officer, on January 12, 2009. Mr. Schmick remains the Chairman of the Board of the Company.
(2)	The calculation of value is based on the closing price of $4.16 according to the NASDAQ Global Market on December 26, 2008, the last day of trading in fiscal 2008.

STOCK VESTED

The table below summarizes information regarding restricted stock that vested in 2008.

Name	Restricted Stock
	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Douglas L. Schmick,	5,000	$50,200
Chief Executive Officer(1)

Emanuel N. Hilario,	4,167	$41,837
Chief Financial Officer

Michael B. Liedberg,	1,667	$16,737
Executive Vice President of Operations

Jeffrey H. Skeele,	1,667	$16,737
Senior Vice President of Operations

Martin P. Gardner,	1,167	$11,717
Vice President of Finance and Corporate Controller

(1)	Mr. Schmick resigned from the office of Chief Executive Officer and William T. Freeman was appointed Chief Executive Officer, on January 12, 2009. Mr. Schmick remains the Chairman of the Board of the Company.
(2)	Value realized on vesting was calculated using the closing price of $10.04 per share according to The NASDAQ Global Market on May 23, 2008.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Each of Douglas L. Schmick and Emanuel N. Hilario has an executive severance agreement with us that provides severance benefits contingent on our receiving a release of claims from him. We consider these agreements important in attracting and retaining top executives and in ensuring that executives’ interests are aligned with our stockholders when considering change in control transactions. The amounts payable under these agreements are based on compensation immediately before a termination, but our Compensation Committee does not formally consider these contingent payments when determining other elements of executive compensation.

The benefits under the agreements are as follows:

•

If employment is involuntarily terminated, including due to death or disability, other than for “cause,” which is the willful and continued failure to perform assigned duties or the willful engagement in illegal conduct that materially injures us, the employee would receive severance equal to (1) one-year’s base salary, plus (2) the average of his bonuses (including non-equity incentive compensation) for the two prior completed fiscal years, plus (3) a pro-rata portion of his estimated bonus (including non-equity incentive compensation) in the year in which he is terminated, plus (4) a lump sum payment of an amount estimated to be sufficient to continue health insurance coverage for six months under COBRA continuation laws.

•

If we experience a change of control and employment is terminated other than for “cause,” or if the employee resigns because he is required to move, our successor does not agree to be bound by the agreement, or the employee’s duties, pay or total benefits are reduced, the employee would receive the benefits described above and, in addition, (1) all of his options to purchase common stock would become immediately exercisable, and (2) he would receive an additional amount in cash, if his severance payments are subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, sufficient to put him in the same financial position he would have been in if the excise tax did not apply.

The estimated amounts that would have been paid to Messrs. Schmick and Hilario, assuming they had been terminated without cause at the end of our last fiscal year, would have been as follows.

	One-year base salary	Bonus(1)	Health insurance	Total
Douglas L. Schmick	$420,000	$98,750	$5,729	$524,479
Emanuel N. Hilario	$312,000	$45,625	$7,956	$365,581

(1)	In addition to the bonus amount above, each of Messrs. Schmick and Hilario would also receive an amount equal to the amount earned in 2008 under our non-equity incentive plan. These amounts have not yet been determined.

If the termination had occurred following a change of control of the Company, Messrs. Schmick and Hilario would have received the compensation described above, plus the following additional compensation:

	Value of accelerated restricted stock	Estimated tax gross-up	Total (including amounts specified above)
Douglas L. Schmick	$70,886	$261,961	$857,326
Emanuel N. Hilario	$53,107	$184,223	$602,911

We used $4.16 per share, the closing price of our stock on December 26, 2008, the last trading day of fiscal 2008, to calculate the value of accelerated restricted stock. To estimate the tax gross-up payment, we have assumed an effective tax rate of approximately 44%.

Severance and Change of Control Arrangements with our New CEO

We entered into an Executive Severance and Non-Competition Agreement with William T. Freeman, our new Chief Executive Officer, in January 2009. The agreement provides the following benefits, contingent on our receiving a release of claims from him:

•

If employment is involuntarily terminated, including due to death or disability, other than for “cause,” which is the willful and continued failure to perform assigned duties or the willful engagement in illegal conduct that materially injures the company, Mr. Freeman would receive severance equal to (1) one-year’s base salary, plus (2) the average of his bonuses (including non-equity incentive compensation) for the two prior completed fiscal years, plus (3) a lump sum payment of an amount estimated to be sufficient to continue health insurance coverage for six months under COBRA continuation laws.

•

If the company experiences a change of control and employment is terminated other than for “cause,” or if Mr. Freeman resigns because he is required to move, the company’s successor does not agree to be bound by the agreement, or Mr. Freeman’s duties, pay or total benefits are reduced, he would receive the benefits described above and, in addition, (1) all of his options to purchase common stock would become immediately exercisable, and (2) he would receive an additional amount in cash, if his severance payments are subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, sufficient to put him in the same financial position he would have been in if the excise tax did not apply.

DIRECTOR COMPENSATION

The table below summarizes compensation paid to our non-management directors in 2008.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)
J. Rice Edmonds	$42,945	$35,000
Elliott H. Jurgensen, Jr.	$62,945	$35,000
Jeffrey D. Klein	$43,390	$35,000
James R. Parish	$44,195	$35,000
David B. Pittaway	$45,391	$35,000

(1)	The Board adopted a program in 2008 to allow directors to elect to receive their cash compensation for service as a director in the form of company stock, with the number of shares to be received determined by the closing price of the company stock at the end of each fiscal quarter related to that quarter’s Board fee payments. The fees earned indicated above includes amounts directors elected to receive in stock.
(2)	The amounts reflected in this column are the grant date fair value of the awards computed in accordance with FAS 123R. The assumptions used in determining this value under FAS 123R are disclosed in Note 2 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 27, 2008. Each director received 3,153 of restricted shares on April 11, 2008, which vested on April 11, 2009. The share award was determined by dividing $35,000 by the closing price of the stock on April 11, 2008.

Messrs. Freeman, Schmick and Hilario receive no additional compensation to serve as a director. Cash compensation paid to independent directors in 2008 consisted of the following:

•	annual compensation of $20,000;

•	$1,250 per each board meeting attended;

•	annual compensation of $5,000 for service as a member of the Audit Committee and additional annual compensation of $20,000 for service as the chairman of the Audit Committee;

•	annual compensation of $5,000 for service as a member of the Compensation Committee and additional annual compensation of $10,000 for service as the chairman of the Compensation Committee;

•

annual compensation of $5,000 for service as a member of the Nominating and Governance Committee and additional annual compensation of $5,000 for service as the chairman of the Nominating and Governance Committee;

•	a reasonable dining allowance at our restaurants; and

•	reasonable out-of-pocket expenses incurred in attending meetings.

On April 11, 2008, our Board of Directors approved the issuance to each independent director $35,000 of restricted stock, based on the closing price of the stock on the grant date. Our Board of Directors believed the grant was important to further align the interests of our directors with those of our stockholders and that the grant, together with the adjustments to compensation from 2007, made our total director compensation package more competitive with our peers. The Board also adopted a program to allow directors to elect to receive their cash compensation for service as a director in the form of company stock, with the number of shares to be received determined by the closing price of the company stock at the end of each fiscal quarter related to that quarter’s Board fee payments. Certain directors have exercised this option.

ADDITIONAL INFORMATION

Stockholder Proposals to be Included in the Company’s Proxy Statement. A stockholder proposal to be considered for inclusion in proxy materials for our 2010 annual meeting of stockholders must be received by our Corporate Secretary by January 9, 2010.

Stockholder Proposals Not in the Company’s Proxy Statement. Stockholders wishing to present proposals for action at this annual meeting or at another stockholders’ meeting must do so in accordance with our bylaws, a copy of which is publicly filed and is available on the SEC’s website at www.sec.gov; a copy may also be obtained upon written request to Emanuel N. Hilario, Corporate Secretary, at 720 SW Washington Street, Suite 550, Portland, Oregon 97205. A stockholder must give timely notice of the proposed business to the Secretary. For purposes of our 2010 annual meeting of stockholders, such notice, to be timely, must be received by our Corporate Secretary no earlier than December 10, 2009 and no later than January 9, 2010, unless the 2010 annual meeting is held more than 30 days before or 70 days after the anniversary of the date of this year’s annual meeting. In such case, the notice must be received no earlier than 120 days before the date of next year’s annual meeting and no later than 90 days before the meeting or 10 days before announcement of the date of the meeting, whichever is later.

Stockholder Nominations for Director. Stockholders wishing to nominate candidates for election to the Board of Directors at an annual meeting must do so in accordance with our bylaws by giving timely written notice to our Corporate Secretary. The notice must set forth the information set forth in our bylaws including the following;

•	the name and address of the stockholder, as they appear on the corporation’s books, and of the beneficial owner;

•	the class and number of shares of capital stock of the corporation that are owned beneficially and of record by the stockholder and the beneficial owner;

•

a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at the special meeting and intends to appear in person or by proxy at the special meeting to propose such business or nomination;

•

a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise solicit proxies from stockholders in support of such proposal or nomination;

•	any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•

whether the nominee, if elected, intends to tender, promptly following election, an irrevocable resignation effective upon failure to receive the required vote for re-election at the next annual meeting of stockholders and upon the acceptance of the resignation by the Board in accordance with the Company’s policy on director elections; and

•	the executed consent of each nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director.

If the number of directors to be elected is increased and there is no public announcement by the Company naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by such increase) if delivered to the Secretary at the Company’s principal executive offices no later than the close of business on the tenth day following the day on which the public announcement is first made by the Company.

Stockholders wishing to make any director nominations at any special meeting of stockholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to our Corporate Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to our Corporate Secretary at the principal executive offices of the Company not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

By Order of the Board of Directors

/s/ Emanuel N. Hilario
Emanuel N. Hilario, Corporate Secretary

Portland, Oregon

April 14, 2009

McCormick & Schmick’s Seafood Restaurants, Inc.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

01 - J. Rice Edmonds

04 - Elliott H. Jurgensen, Jr.

07 - David B. Pittaway

For Against Abstain

02 - William T. Freeman

05 - Jeffrey D. Klein

08 - Douglas L. Schmick

For Against Abstain

03 - Emanuel N. Hilario

06 - James R. Parish

For Against Abstain

2. Ratify the selection of PricewaterhouseCoopers LLP as the

Company’s independent auditors for the 2009 fiscal year.

Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Corporation proxies should be signed in full corporate name by an authorized officer and attested.

When signed as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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8 1 B M 0 2 1 9 0 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 011TPB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — McCormick and Schmick’s Seafood Restaurants, Inc.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 21, 2009

The undersigned hereby appoints William T. Freeman and Emanuel N. Hilario, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of McCormick & Schmick’s Seafood Restaurants, Inc. Common Stock which the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of McCormick & Schmick’s Seafood Restaurants, Inc. to be held at 9:00 a.m., Pacific Time, on May 21, 2009 at The Governor Hotel, 614 SW 11th Avenue, Portland, Oregon 97205, or at any adjournments or postponements thereof, with all powers which the signatory on the reverse side would possess if personally present.

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, this proxy will be voted FOR the election of the nominees for director and FOR the ratification of the selection of PricewaterhouseCoopers LLP. The proxies may vote in their discretion as to other matters that may come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)